Exhibit 10.3

PROPERTY DEVELOPMENT AGREEMENT

DATED AS OF [•],

BETWEEN

[•]

AND

[•]

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 ENGAGEMENT OF DEVELOPER		6

2.1	Engagement	6
2.2	Relationship	6
2.3	Relationship to Management Agreement	6

ARTICLE 3 DEVELOPER RESPONSIBILITIES		6

3.1	General Responsibility; Project Approval	6
3.2	Pre-Development Phase	7
3.3	Design Development Phase	8
3.4	Construction Phase	9
3.5	All Phases	10
3.6	Completion of Project	11
3.7	Employees	11
3.8	Information	11
3.9	Owner Consent and Approval	11

ARTICLE 4 DEVELOPMENT BUDGET		12

4.1	Implementation of Development Budget	12
4.2	Revision of Development Budget or Project	12
4.3	Emergencies	12

ARTICLE 5 AUTHORITY OF DEVELOPER		13

5.1	General Authority	13

ARTICLE 6 ACCOUNTING AND REPORTS		13

6.1	Books of Account	13
6.2	Monthly Reports	13
6.3	Examination of Books and Records	14

ARTICLE 7 COSTS		14

7.1	Payment of Costs	14
7.2	Method of Payment of Development Costs	14

ARTICLE 8 OWNER’S FUNDS		14

8.1	Separate Accounts	14
8.2	Payment Date	14

ARTICLE 9 INDEMNITY		15

9.1	Indemnification	15
9.2	Survival of Indemnities	16
9.3	No Obligation to Third Parties	16

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ARTICLE 10 CONFIDENTIALITY		16

10.1	Owner Confidential Information	16
10.2	Developer Confidential Information	17
10.3	Limitations on Confidential Information	17
10.4	Required Disclosure	18

ARTICLE 11 INSURANCE		18

11.1	Insurance Requirements	18
11.2	Waiver of Subrogation	18

ARTICLE 12 COMPENSATION OF DEVELOPER		19

12.1	Pre-Development Fee for Project	19
12.2	Development Fee for Project	19
12.3	Legal Fees	19
12.4	Reimbursable Developer Expenses	19
12.5	Reimbursement of Project Costs	20
12.6	Late Payments	20
12.7	Duplicate Payments	20

ARTICLE 13 TERM AND TERMINATION		21

13.1	Term	21
13.2	Termination of Management Agreement by Owner	21
13.3	Termination Without Cause	21
13.4	Default of Developer	21
13.5	Default of Owner	22
13.6	Obligation for Fees and Expenses Upon Termination	23
13.7	Delivery of Records	24
13.8	Termination and Fee Survival	24

ARTICLE 14 MISCELLANEOUS		24

14.1	Counterparts	24
14.2	Entire Agreement	24
14.3	Severability	24
14.4	No Partnership; Competition	24
14.5	Notices	24
14.6	Transfer by Developer	25
14.7	Transfer by Owner	25
14.8	Successors and Assigns	26
14.9	Amendment	26
14.10	Construction	26
14.11	Conflicts	26

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EXHIBITS

EXHIBIT A	SHOPPING CENTER SITE PLAN

EXHIBIT B	PROJECT DESCRIPTION

EXHIBIT C	DEVELOPMENT BUDGET

EXHIBIT D	PLANS AND SPECIFICATIONS

EXHIBIT E	MONTHLY DRAW PACKAGE

EXHIBIT F	INSURANCE REQUIREMENTS

EXHIBIT G	PROJECT/BUDGET REVISION NOTICE

EXHIBIT H	FEE SCHEDULE

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FORM OF PROPERTY DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) is dated as of [•], 2014 (the “Effective Date”) (being the date this Agreement is executed by the last party to execute) by and between [•], a [•] limited [partnership] [liability company] (“Owner”), and [•], a [•] (“Developer”).

RECITALS

1.             Owner owns or ground leases certain real property located in the city/town of [•], [•] County, State of [•], commonly known as [•] (the “Shopping Center”), as more particularly shown on the Site Plan attached hereto as Exhibit A.

2.             Owner has previously entered into, or contemporaneously with this Agreement Owner is entering into, a Management Agreement (the “Management Agreement”) with [•], a Delaware limited [partnership] [liability company] (“Manager”) and an Affiliate (as defined below) of Developer, for management of the Shopping Center.

3.             Owner recognizes that it may require and/or desire to make improvements to the Shopping Center and/or add or replace major tenants to the Shopping Center at some future time during the term of this Agreement.  In anticipation of such requirements and/or desires, Owner now desires to engage Developer as an independent contractor for the purpose of planning, organizing, coordinating and administering further development of the Shopping Center, redeveloping portions thereof, making improvements to the Shopping Center and/or other development work, all of which is referred to herein as “Project,” as more particularly described below, on the terms and conditions of this Agreement.

4.             As there may be more than one occasion when Owner requires and/or desires the implementation of a Project, Owner and Developer anticipate that they will amend or modify the various Exhibits to this Agreement from time to time to add or modify the description of each such Project, as each Project is approved and information becomes available to identify Project in the various Exhibits hereto.

In consideration of the foregoing, Owner and Developer hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Affiliate” of a Person includes (a) any officer, director, employee, trustee, controlling shareholder, member or partner of the Person in question; (b) any Person controlling, controlled by or under common control with the Person in question or any Affiliate of the Person in question (whether directly or indirectly through one or more intermediaries); and (c) any officer, director, trustee, employee, controlling shareholder, member or partner of any Person described in (b) above.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), management and policies, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anchor Lease” means a lease, sublease, license, reciprocal easement agreement, operating agreement, agreement regarding covenants, conditions and restrictions, easement agreement and any and all other agreements or arrangements, including any amendments and supplements thereto, with an Anchor Tenant, as defined below, for or in any way relating to or concerning premises forming all or part of the area of the Shopping Center that comprises Project or premises that otherwise became available for lease in the Shopping Center as a result of Project.

“Anchor Tenant” means an occupant that is a retail store having not less than [•] ([•]) square feet of usable space at the Shopping Center.

“Architect” means the duly licensed architect, if any, engaged by or on behalf of Owner in connection with the design and construction of the improvements comprising Project.

“Architect’s Contract” means the architect’s contract, if any, entered into by or on behalf of Owner and by the Architect providing for architectural services, including, without limitation, the plans, drawings, specifications, contract administration and related materials and services necessary or appropriate for the construction of the improvements comprising Project.

“Budget Category” means the categories of costs and expenses identified in the Development Budget.

“Completion Date” means, for each Project, the first day on which all of the following, as appropriate to Project, shall have occurred:  (a) the construction and equipping of Project shall have been completed in accordance with the Architect’s Contract and Construction Contract including completion of all punch list items, as evidenced by a certificate to such effect from the Architect; (b) all required utilities are available; (c) all permits for the construction and equipping of Project have been issued; and (d) a certificate of occupancy or the local equivalent thereof has been issued with respect to the building by the appropriate governmental authority.  Notwithstanding the foregoing, if a different definition for “Completion Date” is identified on Exhibit B for a particular Project (for example, the achievement of a particular Project goal such as the opening for business of a particular percentage of tenants in the Shopping Center), then for purposes of this Agreement, the term “Completion Date” shall have the meaning assigned thereto on Exhibit B.

“Confidential Information” has the meaning set forth in Section 10.2 of this Agreement.

“Construction Bank Account” has the meaning set forth in Section 8.1 of this Agreement.

“Construction Contract” means the construction contract, if any, entered into by or on behalf of Owner and by the Contractor providing for the construction of the improvements comprising Project.

“Construction Phase” has the meaning set forth in Section 3.4 of this Agreement.

“Contractor” means the general contractor, if any, engaged by or on behalf of Owner in connection with the construction of the improvements comprising Project or, if none, then Developer.

“Design Development Phase” has the meaning set forth in Section 3.3 of this Agreement.

“Developer” has the meaning set forth in the Preamble.

“Developer Confidential Information” has the meaning set forth in Section 10.2 of this Agreement.

“Development Budget” means the budget, as modified from time to time, and as approved by Owner in writing of all expenses estimated and projected to be incurred with respect to the planning, design, development, implementation and construction of Project.  A copy of the initial Development Budget for Project, if approved by Owner prior to execution of this Agreement, is attached hereto as Exhibit C.  If not attached hereto, then the Development Budget shall mean the budget for Project hereafter approved in writing by Owner, which Development Budget shall be incorporated herein by reference and deemed a part hereof when so approved without further action on the part of either party hereto.

“Development Costs” means all costs incurred by or on behalf of Owner in connection with Project, including, without limitation, all pre-development, construction and development costs, land and land acquisition costs, architectural and engineering costs, legal fees, consulting fees to third parties, brokerage fees, all costs incurred in obtaining all zoning and other governmental approvals and consents required in order to construct and operate Project, and all costs of materials, equipment and services incurred in connection with the construction of Project.  Development Costs shall not include (a) the Development Fee; (b) any costs and expenses associated with any financing obtained by or on behalf of Owner, including, without limitation, debt service, mortgage brokerage fee, points, commitment fee and payment of the lender’s costs and expenses; and (c) costs and expenses incurred by Developer in performing its duties in connection with the development of Project, including, without limitation, (i) internal accounting and reporting services; (ii) costs of forms, papers, ledgers and other supplies and equipment used in Developer’s office; (iii) costs of electronic data processing or pro rata charge thereon for data processing provided by computer service companies; and (iv) Developer’s office overhead including salaries and benefits to Developer’s employees.

“Development Fee” means the fee payable by Owner to Developer pursuant to Section 12.2 of this Agreement.

“Development Period” means the period commencing on the date of commencement of the Pre-Development Phase and terminating on the Completion Date for each Project.

“Development Schedule” has the meaning set forth in Section 3.3(f) of this Agreement.

“Development Services” means those functions of Developer described and provided for under the provisions of Article 3 of this Agreement and otherwise as described herein.

“Draw Request” has the meaning set forth in Section 6.2 of this Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Event of Default” means any one or more of the events described in Section 13.4 of this Agreement with respect to Developer and in Section 13.5 of this Agreement with respect to Owner.

“Indemnitee” has the meaning set forth in Section 9.1(a) of this Agreement.

“Indemnitor” has the meaning set forth in Section 9.1(a) of this Agreement.

“Junior Anchor Lease” means a lease, sublease, license or similar arrangement, including any amendments and supplements thereto, with a Junior Anchor Tenant for premises forming all or part of the area of the Shopping Center that comprises Project or premises that otherwise became available for lease in the Shopping Center as a result of Project.

“Junior Anchor Tenant” means an occupant that is a retail store or theatre having not less than [•] ([•]) square feet nor more than [•] ([•]) square feet of usable space at the Shopping Center.

“Legal Fees” has the meaning set forth in Section 12.3 of this Agreement.

“Management Agreement” has the meaning set forth in the Recitals in paragraph 2.

“Manager” has the meaning set forth in the Recitals in paragraph 2.

“Members” or “Partners” means the members or partners, as applicable, of Owner as defined in the limited liability company agreement or limited partnership agreement, as applicable of Owner, as amended from time to time.

“Monthly Draw Package” has the meaning set forth in Section 6.2 of this Agreement.

“Owner” means the Person identified in the Preamble of this Agreement as Owner.

“Owner Confidential Information” has the meaning set forth in Section 10.1 of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, trust, real estate investment trust, unincorporated association, joint stock company or other entity or association.

“Plans and Specifications” means the plans and specifications approved in writing by Owner, which, if approved by Owner prior to the execution of this Agreement, are more particularly described on Exhibit D.  If not attached hereto, then “Plans and Specifications” means those plans and specifications hereafter approved in writing by Owner, which Plans and Specifications shall be incorporated herein by reference and deemed a part hereof when so approved without further action on the part of either party hereto.

“Pre-Development Fee” has the meaning set forth in Section 12.1 of this Agreement.

“Pre-Development Phase” has the meaning set forth in Section 3.2 of this Agreement.

“Preliminary Budget” has the meaning set forth in Section 3.2(g) of this Agreement.

“Preliminary Schedule” has the meaning set forth in Section 3.2(f) of this Agreement.

“Prime” means the per annum interest rate publicly announced (whether or not actually charged in each instance) from time to time (adjusted daily) by JPMorgan Chase Bank (or its successor) as its prime lending rate.  In the event JPMorgan Chase Bank (or its successor) discontinues the quotation of such rate or in the event the same ceases to be readily ascertainable, “Prime” shall mean the rate of interest published in the Wall Street Journal from time to time as the “Prime Rate” and, if such prime rate is not available, a rate of interest which is a reasonable substitute therefor as mutually agreed to by Owner and Developer.

“Project” means each development project for the Shopping Center (as approved by Owner and identified and described on Exhibit B) and such activities as may be related to the development project, including without limitation and to the extent applicable to the development project, the development, redevelopment, construction, equipping, fixturing and other activities pertaining to premises and improvements in the Shopping Center and the prospective and current tenants thereof or affected thereby, the infrastructure related thereto, the tenant improvements contained therein and the completion of items such as excavation, utility placement, drainage systems, fill, paving, clear and grub to be constructed and installed in connection with such development.

“Project Approval” has the meaning set forth in Section 3.1(d)(i) of this Agreement.

“Project/Budget Revision Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Project Control Report” has the meaning set forth in Section 6.2 of this Agreement.

“Shopping Center” has the meaning set forth in the Recitals in paragraph 1.

“Small Shop Tenant” means an occupant that is a retail store having less than [•] ([•]) square feet of usable space at the Shopping Center.

“Specialists and Consultants” has the meaning set forth in Section 3.2(h) of this Agreement.

“Term” has the meaning set forth in Section 13.1 of this Agreement.

“Third-Party Consulting Fees” means all architectural and engineering fees, legal fees to outside counsel, brokerage fees and other consulting fees to third parties incurred by or on behalf of Owner in connection with Project.

ARTICLE 2
ENGAGEMENT OF DEVELOPER

2.1          Engagement.  Owner hereby engages Developer as the exclusive development manager with respect to Project during the Term as provided herein for the purpose of managing, arranging, supervising and coordinating, subject to the approval of Owner, the planning, design, construction and completion of Project and all purchases, sales and documentation relating thereto and in furtherance thereof, all in accordance with the terms, conditions and limitations herein set forth.  Developer hereby accepts such engagement and agrees to diligently perform its duties and the Development Services hereunder.

2.2          Relationship.  With respect to Owner, Developer shall at all times be an independent contractor.  No provision hereof shall be construed to constitute Developer or any of its officers or employees as an employee or employees of Owner, nor shall any provision of this Agreement be construed as creating a partnership or joint venture between Developer and Owner.  Neither Owner nor Developer shall have the power to bind the other party except pursuant to the terms of this Agreement.  This Agreement is not intended to provide or create any agency relationship between Owner and Developer, and Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever, except as expressly provided herein, and Developer agrees that it shall not hold itself out as having authority to act on behalf of Owner in any manner, except as expressly provided herein.

2.3          Relationship to Management Agreement.  Owner and Developer agree that the services to be provided by Developer hereunder are in addition to and distinct from those services provided by the Manager under the Management Agreement and there is no duplication of such services.  By entering into this Agreement and defining and identifying Project, Owner and Manager agree that Project is and shall be deemed to be subject to this Agreement and not the Management Agreement.

ARTICLE 3
DEVELOPER RESPONSIBILITIES

3.1          General Responsibility; Project Approval.  Developer’s general responsibility for Project shall be to (a) manage, arrange, supervise and coordinate the planning, and negotiate the terms of, design, construction and completion, of Project as approved by Owner; (b) to take such actions as Owner may reasonably request within the scope of Developer’s responsibilities in this Article 3; (c) to prepare the initial description of Project and the Development Budget and to propose and implement appropriate changes and adjustments thereto; and (d) otherwise as provided herein.  If Owner approves a Project submitted by Developer pursuant to this Agreement, (i) Owner shall evidence its approval by completing, executing and delivering to Developer written notice of such approval (the “Project Approval”); (ii) the parties shall execute and deliver an amendment to this Agreement adding Project to Exhibit B hereof or, if this Agreement has not been previously executed, then the parties shall execute and deliver a copy of this Agreement with Exhibit B appropriately completed for Project; and (iii) Developer shall proceed with Project in accordance with this Article 3.  It is understood and agreed by the parties hereto that the execution of this Agreement shall constitute approval of such Exhibit B as may be included with this Agreement and attached hereto.

3.2          Pre-Development Phase.  During the pre-development phase of Project (the “Pre-Development Phase”), Developer’s responsibilities shall include, without limitation, the following:

(a)           Developer shall review the leases, contracts and other documents, agreements and records affecting the Shopping Center, as well as review local zoning and governing laws and initiate contact with local governmental authorities in order to determine the feasibility of Project;

(b)           Developer shall coordinate the proposed approval and development of Project with all governmental authorities having jurisdiction over Project and all land being acquired in connection with Project, including obtaining all necessary zoning and land-use approvals to allow development of Project and commitments for public infrastructure development involving tax-exempt or tax-increment financing or similar public financial assistance, if such commitments are available and appropriate;

(c)           Developer shall initiate contact with the existing Anchor Tenants and other parties having consent rights to Project, and any new or replacement Anchor Tenants or Junior Anchor Tenants regarding their approval, interest or non-interest in Project, and, for existing Anchor Tenants, their interest in upgrading their own stores;

(d)           Developer shall coordinate all due diligence activities with respect to Project, including, without limitation, obtaining title, survey, environmental and soil reports with respect thereto;

(e)           Developer shall prepare or cause to be prepared a conceptual plan outlining Project and shall obtain Owner’s approval of the conceptual plan prior to the commencement of the Design Development Phase;

(f)            Developer shall prepare a preliminary development schedule for Project (as revised from time to time with Owner’s approval, the “Preliminary Schedule”) and shall obtain Owner’s written approval of said Preliminary Schedule prior to the commencement of the Design Development Phase;

(g)           Developer shall prepare the preliminary conceptual Development Budget, which shall be broken down into such Budget Categories as Owner may request (as revised from time to time with Owner’s approval, the “Preliminary Budget”) and shall obtain Owner’s written approval of said Preliminary Budget prior to the commencement of the Design Development Phase.  Upon request of Owner, Developer shall estimate the cost of any individual design component of Project and provide a preliminary estimate thereof to Owner in writing.  All preliminary or conceptual budget information is subject to a margin of error on a line-item basis, but the aggregate numbers should be reasonably reliable for the then current phase of Project;

(h)           Developer shall recommend to Owner and select all necessary planning, architectural, engineering, interior design, legal and other specialists and consultants for Project (collectively, the “Specialists and Consultants”), coordinate the process for the approval by Owner of such Specialists and Consultants for Project (including a competitive bidding process, if requested by Owner), review and analyze proposals from the Specialists and Consultants, prepare (using outside legal counsel or Developer’s in-house counsel, at Developer’s sole discretion) and/or review and evaluate proposed contracts between Owner and the Specialists and Consultants and negotiate such proposed contracts for approval and signature by Owner.  All costs incurred pursuant to such contracts shall be payable by Owner; and

(i)            At the completion of the Pre-Development Phase and prior to the commencement of the Design Development Phase, Developer shall make a presentation recommending Project for Owner’s approval, which presentation shall include details on the preliminary design for Project as well as the Preliminary Budget and Preliminary Schedule developed by Developer.

3.3          Design Development Phase.  During the design development phase of Project (the “Design Development Phase”), Developer’s responsibilities shall include, without limitation, the following:

(a)           Developer shall continue to coordinate obtaining or causing to be obtained, at the expense of Owner, all necessary governmental approvals, permits or licenses required to construct and develop Project, including, all necessary zoning and land-use approvals and commitments for public infrastructure development involving tax-exempt or tax-increment financing or similar public financial assistance, if such commitments are available and appropriate;

(b)           Developer shall continue to endeavor to obtain, at the expense of Owner, all necessary consents and approvals from any new or existing tenants or occupants in the Shopping Center whose consent or approval is required in connection with the development of Project;

(c)           Developer shall review, comment on and coordinate changes in design and working drawings, specifications and site plans and work with Owner and the Architect to enhance compatibility of architectural drawings with other elements of Project, such as interior design;

(d)           Developer shall advise, consult and generally make arrangements for the timely and satisfactory finalization of the Plans and Specifications for Project;

(e)           Developer shall prepare and deliver to Owner a detailed Development Budget, incorporating the Preliminary Budget (but on a substantially more detailed basis in light of design development and cost estimates made or obtained by Developer for Owner’s approval), including, without limitation, a breakdown of construction hard costs by trade and the estimated timing of expenditures.  Owner, at its expense, may request that any specific component of Project be separately priced for consideration of modification or deletion of said component.  From time to time, within thirty (30) days after a request by Owner, Developer shall deliver a revised Development Budget, which Development Budget is subject to Owner’s reasonable approval;

(f)            Developer shall prepare and deliver to Owner a written schedule (the “Development Schedule”), incorporating the Preliminary Schedule (but on a substantially more detailed basis) outlining in reasonable detail the proposed development and construction timetable and estimated timing of expenditures.  From time to time, within thirty (30) days after a request by Owner, Developer shall deliver a revised Development Schedule, which Development Schedule is subject to Owner’s reasonable approval;

(g)           Developer shall prepare a small tenant merchandising or re-merchandising plan, as appropriate;

(h)           Developer shall identify and recommend to Owner the Contractor and major subcontractors, and prepare (using outside legal counsel or Developer’s in-house counsel, at Developer’s sole discretion), review and evaluate the Construction Contract, and negotiate such Construction Contract, subject to Owner’s approval;

(i)            Developer shall administer and oversee the selection by Contractor of major subcontractors and others as appropriate for construction of any improvements Owner authorizes to be constructed on Project;

(j)            Developer shall obtain Owner’s approval of the Plans and Specifications, Construction Contract and small tenant re-merchandising plan prior to the commencement of the Construction Phase, which approval shall not be unreasonably withheld;

(k)           Upon request of Owner, Developer shall arrange for and coordinate development meetings from time to time with Owner or its designee, such meetings to occur in the office of Developer or at such other location as may be mutually agreed upon by Owner and Developer;

(l)            At the culmination of the Design Development Phase, Developer shall refine the Development Budget and Development Schedule and submit such Development Budget and Development Schedule to Owner for final approval prior to the commencement of the Construction Phase; and

(m)          At the completion of the Design Development Phase and prior to commencement of the Construction Phase, Developer shall also make a final design presentation of Project for Owner’s approval.  Developer shall make no changes to the scope of Project so approved by Owner (other than permitted change orders as described in Section 3.4 of this Agreement) without Owner’s prior written approval thereof.

3.4          Construction Phase.  During the construction phase of Project (the “Construction Phase”), Developer’s responsibilities shall include, without limitation, the following:

(a)           Developer shall supervise, administer and coordinate all aspects of the construction, implementation and development of Project, including, without limitation, the planning thereof and all legal, accounting, construction, consulting and architectural matters pertaining thereto or arising therefrom during the term of this Agreement, and the administration of all construction contracts and the coordination of all trades in connection with the construction of Project;

(b)           Developer shall use its reasonable efforts to cause the Contractor to be responsible for the safety of all workmen and equipment on Project site in accordance with applicable legislation and regulations governing construction safety;

(c)           Developer shall arrange for, negotiate and supervise the execution of all change orders for Project.  Owner shall approve all change orders which (i) individually exceed the lesser of (A) one percent (1%) of the monthly Project costs; or (B) twenty-five thousand and 00/100 dollars ($25,000.00); or (ii) in any single month exceed fifty thousand and 00/100 dollars ($50,000.00) in the aggregate, such approval to occur prior to the commencement of any work thereunder.  Developer shall have the authority to approve all other change orders, provided that they are consistent with the scope of Project previously approved by Owner.  Owner agrees to respond as promptly as possible to all requests for change orders; provided, that in the event Owner’s response is not received by Developer within three (3) business days after receipt by Owner of written request therefor, the change order which is the subject of the request shall be deemed approved.  Notwithstanding the foregoing, Developer shall have the authority to approve change orders not to exceed in the aggregate the contingency amounts therefor set forth in the approved Development Budget;

(d)           Developer shall prepare and deliver to Owner each month a Project cost report outlining in reasonable detail major deviations from the Development Budget and the reasons therefor, including, without limitation, an estimate of the cost to complete any items in question.  For purposes hereof, a major deviation shall be an overrun in estimated costs exceeding twenty-five thousand and 00/100 dollars ($25,000.00) for any single line item in the Development Budget or fifty thousand and 00/100 dollars ($50,000.00) in the aggregate; and

(e)           Upon request of Owner, Developer shall arrange for and coordinate development meetings from time to time with Owner or its designee, such meetings to occur in the office of Developer or at such other location as may be mutually agreed upon by Owner and Developer.

3.5          All Phases.  At all times during the Development Period, Developer’s responsibilities shall include, without limitation, the following:

(a)           Developer shall review all applications for payment submitted by Contractor and other Specialists and Consultants and shall verify and approve the contents of such applications;

(b)           It is expressly acknowledged that Owner, and not Developer, shall be responsible for providing a source of payment, whether through financing or otherwise, for Project;

(c)           Developer shall establish and maintain appropriate financial and accounting controls as more particularly set forth in Article 6 and Article 8;

(d)           Developer shall perform such other duties as are normally carried out by Developer in connection with the development of a project of the size, type and location similar to Project;

(e)           Developer shall endeavor to cause Project to be developed and completed as herein provided, all in conformity with the requirements of applicable statutes, laws, bylaws, ordinances, rules and regulations; and

(f)            Developer shall arrange for and coordinate construction progress meetings between Developer, Contractor and other Specialists and Consultants, as needed, and, upon request of Owner, shall prepare and distribute the minutes of such meetings to Owner.

3.6          Completion of Project.  Developer shall use reasonable efforts to prosecute the development and completion of Project substantially in compliance with the time parameters established therefor by Owner as herein provided and in compliance with such contractual obligations of Owner, including obligations under loan documents and leases, and to cause the construction of those improvements approved by Owner within Project to be completed on or before the projected completion date of Project (as determined from the approved Development Schedule), in accordance with the Development Budget for Project, as said Development Budget is established, and from time to time revised, by Owner, and in compliance with applicable law and the Plans and Specifications.  All plans, drawings and specifications prepared for Owner pursuant to this Agreement shall remain the property of Owner whether or not Project is completed, and Developer shall not make use of any of such plans, drawings or specifications for any other project or for any other purpose.

3.7          Employees.  Developer shall have in its employ at all times a sufficient number of employees to enable Developer to properly perform, in its reasonable opinion, its duties and obligations under this Agreement including, without limitation, managing, arranging, supervising and coordinating activities necessary to achieve completion of Project in accordance with the approved Development Schedule.  Developer shall be responsible, out of Developer’s own funds, for all costs and expenses related to the employment of such personnel except as otherwise set forth in this Agreement.  All persons, other than independent contractors, employed by Developer in the performance of its responsibilities hereunder shall be exclusively controlled by and shall be the employees of Developer and not of Owner, and Owner shall have no liability, responsibility or authority with respect thereto.  Prior to commencement of Project, Developer shall inform Owner of the identity of the project manager and other key personnel involved in the development of Project.  Notwithstanding the foregoing, Owner shall be responsible for the cost and expense of Owner’s representative, if any, acting as the on-site project manager to oversee construction and development of Project on Owner’s behalf.

3.8          Information.  Developer shall keep Owner fully informed on a regular basis of the progress of the development, design and construction of any work to be accomplished in connection with this Agreement.

3.9          Owner Consent and Approval.  In order for Developer to perform its duties hereunder, Owner acknowledges and agrees that Owner shall respond in a timely manner to matters that require Owner’s consent or approval; provided that, in the event Owner does not respond to matters that require Owner’s consent or approval within three (3) business days (unless another time period, which shall control, is set forth herein) after receipt by Owner of written request therefor, such matters shall be deemed approved, including, without limitation, revisions to the Development Budget pursuant to Section 4.2 of this Agreement and the Monthly Draw Package under Section 8.2 of this Agreement.

ARTICLE 4
DEVELOPMENT BUDGET

4.1          Implementation of Development Budget.  Developer is hereby authorized and directed to implement the Development Budget for Project pursuant to this Agreement.  Developer may, subject to the terms of this Agreement, make any expenditure and incur any obligations provided for in the Development Budget, as it may be revised from time to time as provided herein.  Developer shall use prudence and diligence and shall employ reasonable efforts to ensure that the actual costs incurred for each Budget Category as set forth in the Development Budget shall not exceed the amount budgeted for such category in the Development Budget.  Developer shall advise Owner promptly if it appears that the total costs in any Budget Category specified in the Development Budget will exceed the amount budgeted therefor.  All expenses shall be charged to the proper Budget Category in the Development Budget and, except for the application of amounts in the “contingency” category as provided herein, no expenses may be classified or reclassified for the purpose of avoiding an excess in the budgeted amount of a Budget Category without Owner’s prior approval.  In completing Project, Developer shall not spend contingency dollars in the Development Budget without Owner’s prior approval, except in connection with change orders approved by Developer in accordance with Section 3.4(c) of this Agreement, nor reallocate budget savings in any one category of the Development Budget to another category.

4.2          Revision of Development Budget or Project.  If Developer at any time or from time to time determines that the Development Budget for Project or other elements of Project should be materially changed in order to better meet the goals and objectives of Project, Developer shall prepare and submit to Owner a recommendation for revisions to the Development Budget or Project, as applicable.  Developer’s recommendations shall include a revised Exhibit B or Exhibit C, as applicable.  If Owner approves Developer’s recommendation, Owner shall execute and deliver to Developer a notice (a “Project/Budget Revision Notice”) substantially in the form of Exhibit G hereto, whereupon this Agreement shall be deemed amended by the substitution of the revised Exhibit B or Exhibit C, as applicable.  If Owner objects to the proposed revision, Owner shall notify Developer in writing of its disapproval of the revision and specify in such notice the items to which it objects.  In the event of any such objection, Developer and Owner shall consult and endeavor to reconcile their differences.  Notwithstanding the foregoing, following Owner’s prior written approval of each contract and agreement in furtherance of Project, the Development Budget shall be deemed amended, without the need for further Owner approval, to incorporate the expenditures contemplated in each such contract or agreement.

4.3          Emergencies.  Notwithstanding anything herein to the contrary, Developer may spend funds or incur expenses on behalf of Owner in circumstances that Developer reasonably and in good faith believes constitute an emergency requiring prompt action to avert, or reduce the imminent risk of, damage to persons or property.  Developer shall notify Owner as soon as reasonably practicable of the existence of any such emergency and of the action taken by Developer with respect thereto.

ARTICLE 5
AUTHORITY OF DEVELOPER

General Authority.  Developer shall carry out and discharge the responsibilities and obligations of Developer under this Agreement; provided, however, that Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by Owner.

ARTICLE 6
ACCOUNTING AND REPORTS

6.1          Books of Account.  Developer shall maintain or cause to be maintained for a period of not less than three (3) years after the Completion Date of Project, proper and complete records and books of account which shall fully and accurately reflect the costs related to planning, design, construction and completion of Project.  All entries to such books of account shall be supported by sufficient documentation to permit Owner, its Members or Partners, development consultants and any of their auditors to ascertain that said entries are properly and accurately recorded.  Such books of account shall be located at Developer’s principal office and shall be maintained in accordance with generally accepted accounting principles consistently applied. Developer shall keep vouchers, statements, receipted bills and invoices and all other records covering all collections, if any, disbursements and other data prior to final completion of construction.  Upon request by Owner during the requisite three-year period, the originals of all such accounts and records, including all correspondence, shall be delivered to Owner without charge therefor.  Records and accounts shall be maintained on a basis sufficient to permit the preparation therefrom of financial statements in accordance with generally accepted accounting principles and shall be adequate to provide Owner, its Members or Partners and representatives with all financial information as may reasonably be needed by Owner.  This Section 6.1 shall survive any termination of this Agreement.

6.2          Monthly Reports.  Promptly following the end of each calendar month during the Development Period for Project, Developer shall prepare both a draw request (the “Draw Request”) and a project control report (the “Project Control Report”) with respect to Project, as the case may be, and shall deliver the same to Owner.  The Draw Request for the month shall include a project cost summary spreadsheet, which shall be a static financial account of all costs incurred (hard and soft) as more particularly set forth on Exhibit E (“Monthly Draw Package”), and any funding required from Owner.  The Project Control Report shall include an updated project schedule and a comparison of the amount of actual costs incurred as of the effective date of such report to the budgeted costs as of such date, shown on a line-item basis using the same categories or line items set forth in the applicable Development Budget.

6.3          Examination of Books and Records.  Owner and Owner’s Members or Partners, as applicable, agents and representatives, at Owner’s expense, shall have the right at all reasonable times during normal business hours and upon at least ten (10) business days’ advance notice, to audit, examine and make copies of or extracts from the books of account and records maintained by Developer with respect to Project.  If Owner notifies Developer of either weaknesses in internal control or errors in record keeping, Developer shall correct such weaknesses and errors as soon as practicable after they are disclosed to Developer.  Developer shall notify Owner of the actions taken to correct such weaknesses and errors.  If any such audit shall disclose any overpayment by Owner to Developer, written notice of such overpayment shall be provided to Developer and the amount of such overpayment shall be promptly reimbursed by Developer to Owner.  This Section 6.3 of this Agreement shall survive any termination of this Agreement.

ARTICLE 7
COSTS

7.1          Payment of Costs.  Except as provided in this Agreement, all costs and expenses incurred in connection with the development of Project shall be the sole responsibility of Owner.

7.2          Method of Payment of Development Costs.  No later than fifteen (15) days after the end of each month, Developer shall deliver to Owner the Monthly Draw Package detailing the Development Costs incurred as of and including the last day of the preceding month and the amounts to be paid.  Owner shall, subject to the provisions of Section 8.2 of this Agreement, advance to Developer the funds necessary for payment and Developer shall promptly make such payments.

ARTICLE 8
OWNER’S FUNDS

8.1          Separate Accounts.  Developer shall establish and maintain a separate bank account (“Construction Bank Account”) under Owner’s name with National City Bank, or such other bank as Owner may direct, over which Developer has signature authority and in which funds for Project shall be deposited and from which all expenses and costs of completing Project, including the Development Fee and other fees and reimbursements to Developer, to the extent due and payable, shall be paid.  Such account or accounts shall be subject to withdrawal only upon the signature or signatures of individuals approved by Owner.  Owner shall have the right at any time to terminate Developer’s authority with respect to such accounts.  All such funds shall be and shall remain the property of Owner in payment of the obligations of Owner incurred in connection with the development and construction of Project, or, subject to the provisions of Section 8.2 of this Agreement, shall be disbursed to Owner at Owner’s request.  Developer shall not commingle Owner’s funds with the funds of any other Person.  Developer shall promptly notify Owner with a reasonably detailed explanation if there are insufficient funds in such account.  All interest earned on this account shall accrue to the benefit of Owner.

8.2          Payment Date.  Upon receipt of the Monthly Draw Package, Owner shall, within five (5) business days, approve or reject said Monthly Draw Package and, if rejected, Owner shall specify in reasonable detail the reasons for rejecting said Monthly Draw Package.  To the extent the Monthly Draw Package is approved by Owner, Owner shall pay the Development Costs set forth in such Monthly Draw Package within twenty-five (25) calendar days after the end of each calendar month.  Owner shall wire said funds directly into the Construction Bank Account, as established in Section 8.1 of this Agreement.

ARTICLE 9
INDEMNITY

9.1          Indemnification.

(a)           Each party (“Indemnitor”) shall, subject to the limitations set forth in Section 9.1(c) below, indemnify and hold the other (“Indemnitee”) harmless from and against any liabilities, claims, damages, judgments, losses, demands or legal proceedings (including the costs, expenses and reasonable attorneys’ fees and expenses incurred in connection with the defense of any such matter) that may be made or brought against (i) Developer, as Indemnitee, arising out of Project, or the condition or operation of the Shopping Center, except with respect to claims or demands due to Developer’s gross negligence, fraud, malfeasance, willful, reckless or criminal misconduct or any act or omission of Developer outside the scope, or in violation, of the provisions of this Agreement; or (ii) Owner, as Indemnitee, arising out of the acts or omissions of Developer and its directors, officers, employees and agents, which constitute gross negligence, fraud, malfeasance, willful, reckless or criminal misconduct or any act or omission of Developer outside the scope, or in violation, of the provisions of this Agreement; provided, however, that this indemnity is on the condition, as to any particular event, that:

(i)            The Indemnitee notifies the Indemnitor or its insurers in writing promptly after the Indemnitor has received notice of any injury or claim; provided, that, the failure to deliver such notice shall not affect the indemnity under this Section 9.1 (except to the extent the failure to promptly deliver such notice results in actual damage or loss of rights to the Indemnitor); and

(ii)           The Indemnitee takes no steps (such as admission of liability) which will operate to bar the Indemnitor from obtaining any protection afforded by any policies of insurance it may hold or which will operate to prejudice the defense in any such legal proceedings or otherwise prevent the Indemnitor from protecting itself and the Indemnitee against such claim, demand or legal proceedings.

(b)           The Indemnitor shall have the sole and exclusive right to conduct the defense of any such claim, demand or legal proceeding, provided that the Indemnitee and its counsel shall have the right at all times to consult with the Indemnitor and its counsel regarding the conduct of the litigation.  In the event that the Indemnitee notifies the Indemnitor in writing of any claim made which is covered by the indemnification under this Section 9.1, the Indemnitor, within five (5) business days thereafter, shall confirm in writing that it will indemnify the Indemnitee as provided herein, and shall immediately thereafter undertake to defend the claim or suit.  If the Indemnitor shall fail to so accept and defend such claim promptly following the tender thereof, the Indemnitee may do so with attorneys of its own selection and the Indemnitor shall be responsible for and shall pay any settlement or judgment affected by the Indemnitee together with all reasonable court costs, litigation expenses and attorneys’ fees.

Notwithstanding the foregoing provisions of this Section 9.1, the Indemnitee, at its election, shall have the right at any time to assume its defense of any claim, demand or legal proceeding by giving notice thereof to Indemnitor.  Indemnitor shall acknowledge in writing receipt of such notice and shall agree to release the defense to Indemnitee, provided that Indemnitee, within ten (10) days of receipt of Indemnitor’s acknowledgment, releases Indemnitor in writing of any further obligation with respect to the expenses of litigation and to any judgment or settlement thereof.  Indemnitee may so release Indemnitor in its original written notice of election to assume the defense.  However, in no event shall Indemnitor have any right to demand or require Indemnitee to make such election to assume its own defense as provided in this Section 9.1.  Each party shall cooperate and consult fully with the other party in the defense of any claim accepted by the Indemnitor under this Section 9.1.

(c)           No Person engaged as an independent contractor by Owner or Developer shall be considered to be an employee, servant, agent or other Person whom Owner or Developer (as the case may be) shall be obligated to indemnify for purposes of this Section 9.1 of this Agreement.

9.2          Survival of Indemnities.  The provisions of Section 9.1 of this Agreement shall survive the completion of Developer’s services hereunder or any termination of this Agreement as to events occurring and accruing prior to the date of such completion or termination, whichever is applicable.

9.3          No Obligation to Third Parties.  None of the responsibilities and obligations of Developer or Owner under this Agreement shall in any way or in any manner be deemed to create any liability of Developer or Owner to, or any rights in, any Person other than Owner or Developer.

ARTICLE 10
CONFIDENTIALITY

10.1        Owner Confidential Information.  For purposes of this Agreement, any information, material or documents regarding the ownership, financing, policies, procedures, businesses currently or formerly conducted, or proposed to be conducted, pertaining to Owner or Project that is furnished to, or in possession of, Developer, in each case, in connection with the services provided under this Agreement and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Developer, its officers, employees and agents, that contain, or otherwise reflect, such information, material or documents is hereinafter referred to as “Owner Confidential Information.”  Owner Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a) is or becomes generally available to the public, other than as a result of a disclosure by Developer, its officers, employees and agents not otherwise permissible hereunder; (b) Developer can demonstrate was or became available to Developer, its officers, employees and agents from a source other than Owner, its officers, employees and agents; or (c) is developed independently by Developer, its officers, employees and agents without reference to Owner Confidential Information; provided, however, that, in the case of clause (b), the source of such information was not known by Developer to be bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Owner, its officers, employees and agents with respect to such information.  To the extent that Confidential Information is made available to Developer, Developer agrees to respect and to cause its officers, employees and agents to respect said confidentiality.  All documents, plans, drawings, correspondence or other materials furnished by Owner to Developer shall remain the property of Owner and, upon the termination of this Agreement or upon Owner’s earlier request, shall be returned to Owner.

10.2        Developer Confidential Information.  For purposes of this Agreement, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Manager  furnished to, or in possession of, Owner, in each case, in connection with the services provided under this Agreement and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Owner, its officers, employees and agents, that contain, or otherwise reflect, such information, material or documents, is hereinafter referred to as “Developer Confidential Information,” and, together with Owner Confidential Information, “Confidential Information.”  Developer Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a) is or becomes generally available to the public, other than as a result of a disclosure by Owner, its officers, employees and agents not otherwise permissible hereunder; (b) Owner can demonstrate was or became available to Owner, its officers, employees and agents from a source other than Developer, its officers, employees and agents; or (c) is developed independently by Owner, its officers, employees and agents without reference to manager confidential information; provided, however, that, in the case of clause (b), the source of such information was not known by Owner to be bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Developer, its officers, employees and agents with respect to such information.  To the extent that Confidential Information is made available to Owner, Owner agrees to respect and to cause its officers, employees and agents to respect said confidentiality.  All documents, plans, drawings, correspondence or other materials furnished by Developer to Owner shall remain the property of Developer and, upon the termination of this Agreement or upon Developer’s earlier request, shall be returned to Developer.

10.3        Limitations on Confidential Information.  For the duration of this Agreement, Developer agrees that access to Owner Confidential Information that is received from Owner, its officers, employees and agents during the course of the performance of this Agreement shall be (a) limited to only those officers, employees and agents of Manager that are providing services under this Agreement and who have been informed of the obligations and restrictions under this Agreement; (b) used only for the purpose of providing services pursuant to this Agreement; and (c) shall otherwise be kept strictly confidential by Developer, its officers, employees and agents, except that Developer may share, to the extent necessary to provide services pursuant to this Agreement, such information to its officers, employees and agents, or to any third person who may have a need to know such information for purposes of providing the services; provided, that any of Developer’s officers, employees and agents or any third-person service provider shall have agreed to be bound by this Section 10.3 and shall be liable for any breaches of this Section 10.3 by any of Developer’s officers, employees and agents or any third-person service provider.  The obligations under this Section 10.3 shall not apply to (i) information that is already in the possession of Developer, its officers, employees and agents; (ii) information that becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Developer, its officers, employees and agents; or (iii) information that becomes available to Developer, its officers, employees and agents on a non-confidential basis from a source other than Owner, its officers, employees and agents; provided, that such source is not known by Developer, its officers employees and agents, after reasonable inquiry, to be subject to an obligation of confidentiality or other obligation of secrecy to Owner.

10.4        Required Disclosure.  Either party may disclose Confidential Information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by law or legal or regulatory process (including to the extent requested by any governmental authority in connection with any such law or legal or regulatory process), including any tax audit or litigation.  If either party, or any third person with whom Developer has shared Owner Confidential Information received from Owner, its officers, employees and agents during the course of the performance of this Agreement, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any governmental authority, or pursuant to applicable law, to disclose or provide any Confidential Information, the party or third person receiving such request or demand shall use commercially reasonable efforts to provide the party whose Confidential Information is subject to such request or demand with written notice of such request or demand as promptly as practicable, under the circumstances, so that such relevant party shall have an opportunity to seek an appropriate protective order.  The party or third person receiving such request or demand agrees to take, and to cause its officers, employees and agents to take, at the expense of the party whose Confidential Information is subject to such request or demand, all other reasonable steps necessary to obtain confidential treatment of the Confidential Information in question.  Subject to the foregoing, the party or third person that receives such a request or demand may thereafter disclose or provide Confidential Information, to the extent required by law (as so advised by counsel), or by lawful process of such governmental authority.

ARTICLE 11
INSURANCE

11.1        Insurance Requirements.  Throughout the term of this Agreement, insurance with respect to Project shall be carried and maintained in force in accordance with the requirements and provisions set forth on Exhibit F, with the premiums and other costs and expenses for such required insurance to be paid by Owner.  A copy of a certificate of insurance in force, issued by the insurer shall be delivered by the party required to maintain such insurance to the other party on or before the commencement of development activities on the Shopping Center and, with respect to renewal or replacement policies, not less than thirty (30) calendar days prior to the expiration of the policy being renewed or replaced.  Each of the policies of insurance required under this Section 11.1 shall contain an agreement by the insurer that it will not cancel or materially alter such policy nor permit it to lapse, except after thirty (30) days’ prior written notice to Owner and Developer.

11.2        Waiver of Subrogation.  Each property insurance policy maintained by Owner and Developer with respect to Project shall contain a waiver of subrogation clause, so that no insurer shall have any claim over or against Owner or Developer, as the case may be, by way of subrogation or otherwise, with respect to any property damage claims which are insured under any such policy.

ARTICLE 12
COMPENSATION OF DEVELOPER

12.1                        Pre-Development Fee for Project.  By delivering to Developer Project Approval or by separate arrangement, Owner has heretofore engaged Developer to perform, and Developer has performed, certain pre-development services in furtherance of and in anticipation of Project, for which Owner agrees to pay Developer a pre-development fee (the “Pre-Development Fee”) in the amount set forth on the fee schedule attached hereto as Exhibit H.  Payment of the Pre-Development Fee shall commence upon the date Owner approves or authorizes pre-development work by Developer or the initial pre-development costs, and shall continue until the earlier of either (a) thirty (30) days following written notice from Owner to Developer abandoning Project; (b) twelve (12) months following commencement; or (c) the date Owner commits to completion of Project.  The Pre-Development Fee for any partial month shall be equitably prorated.  The Pre-Development Fee shall be paid together with the Development Costs for the applicable month in accordance with the provisions of Section 8.2 of this Agreement.

12.2                        Development Fee for Project.  For and in consideration of the services rendered by Developer with respect to Project, Owner shall pay to Developer during each month of the Term following the date Owner commits to completion of Project, as the Development Fee for Project, an amount equal to the Development Fee set forth on the fee schedule.  The Development Fee for any partial month shall be equitably prorated.  The Development Fee shall be paid together with the Development Costs for the applicable month in accordance with the provisions of Section 8.2 of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount of the Pre-Development Fee paid to Developer pursuant to Section 12.1 of this Agreement shall be credited against the Development Fee payable to Developer under this Section 12.2.

12.3                        Legal Fees.  Although it is assumed that most, if not all, legal services for Project will be provided by outside legal counsel, Developer reserves the right, at its sole discretion, to use Developer’s in-house legal counsel for legal services for Project.  For and in consideration of the services rendered by Developer for Project in the nature of legal services provided by Developer’s in-house legal department (as opposed to outside counsel whose fees shall be paid by Owner, or if paid by Developer shall be reimbursed by Owner) in support of Project, Owner shall pay to Developer legal fees (the “Legal Fees”) calculated as set forth on the fee schedule.  Owner shall pay Developer the Legal Fees as and when legal services are provided by Developer’s in-house legal department and the cost thereof is set forth in the Monthly Draw Package.

12.4                        Reimbursable Developer Expenses.  Except as specifically set forth in this Article 12, Developer’s fee compensation is inclusive of all of Developer’s personnel expenses (including wages, salaries, benefits and other compensation of employees and other personnel of Developer assigned to Project) and general home office overhead of Developer or its Affiliates.  However, notwithstanding anything in this Agreement to the contrary, within thirty (30) days after a request by Developer (which request shall be accompanied by such supporting documentation as Owner shall reasonably require), Owner shall pay directly or advance to Developer for all out-of-pocket costs incurred or to be incurred by Developer on behalf of Project or in connection with the performance of its obligations hereunder, including, without limitations, expenditures relating to (a) general conditions on the site of Project, including, without limitation, on-site construction manager and other on-site personnel, construction manager’s trailer, utilities, telephone, computer equipment and other office equipment; and (b) travel (including tolls and mileage at the maximum rate permitted for reimbursement pursuant to the Internal Revenue Service regulations), living expenses incurred in connection with travel, long distance communications, reproduction of documents, plans and specifications and special postage or messenger charges; provided, however, that in no event shall the amount of costs paid by Owner under this Section 12.4 exceed the sum of two hundred thousand and 00/100 dollars ($200,000.00).

12.5                        Reimbursement of Project Costs.  Developer shall not be required to advance any of its own funds for the payment of any costs and expenses incurred by or on behalf of Owner in connection with Project, but if Developer advances Developer’s own funds or intends to make payment of any of such costs and expenses covered by the Development Budget or that Developer is permitted to incur hereunder, Owner, subject to the provisions of Article 5 hereof, agrees to reimburse or advance to Developer the funds for such costs and expenses.  The amounts to be reimbursed or advanced by Owner to Developer pursuant to this Section 12.5 shall be paid monthly, within thirty (30) calendar days after receipt by Owner of a statement therefore accompanied by such supporting documentation as Owner shall reasonably require or, if such supporting documentation is not available due to the nature of the cost or expense incurred, an explanation in reasonable detail from Developer of the costs and expenses to be reimbursed.  Among the costs and expenses for Project to be reimbursed or advanced by Owner to Developer are the following:  (a) all construction and permitting costs incurred or to be incurred by Developer on behalf of Project as previously approved by Owner as part of the Development Budget and/or modifications thereto; and (b) fees and disbursements for third parties as previously approved by Owner as part of the Development Budget and/or modifications thereto, including, without limitation, architects, attorneys, consultants, engineers and other Specialists and Consultants engaged by Developer in the performance of work relating to Project or in connection with the performance of its obligations hereunder and the on-site manager engaged by or on behalf of Owner to oversee construction and development of Project; provided, however, that Owner retains the right to direct Developer to hold back advances to any such third party which are disputed by Owner, but in such event Owner shall defend, hold harmless and indemnify Developer against any claim, loss, cost or expense related thereto or arising therefrom.  If and to the extent Developer advances such costs from its own account (which Developer shall have no obligation to do) then, regardless of any subsequent dispute by Owner with the third-party payee over such costs and expenses, Owner shall reimburse Developer for such costs within thirty (30) days after being billed for such costs by Developer.

12.6                        Late Payments.  Any amounts or sums due from Owner to Developer under this Agreement not paid when due (where such non-payment continues for sixty (60) calendar days after written notice from Developer to Owner specifying the payment Owner has failed to make) shall bear interest at the “Prime Rate” plus two percent (2%) from the date of such notice until paid.

12.7                        Duplicate Payments.  Any particular fees payable or expenses or costs reimbursed to Developer under this Agreement shall not be paid or reimbursable to Developer or any Affiliate of Developer under any other agreement, and any fees payable or expense or cost reimbursed to Developer or any Affiliate of Developer under any other agreement shall not be paid or reimbursed to Developer under this Agreement, it being the intention and agreement of the parties that Developer and its Affiliates shall be paid or reimbursed only once for any particular fee or reimbursable expense or cost.

ARTICLE 13
TERM AND TERMINATION

13.1                        Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date of this Agreement and, unless sooner terminated as provided herein, shall continue for each Project until the Completion Date, it being expressly understood that any then-outstanding payment obligations pursuant to Article 12 shall survive the expiration or termination of this Agreement and remain in full force and effect until fully satisfied.

13.2                        Termination of Management Agreement by Owner.  Owner shall have the right to terminate this Agreement at any time upon thirty (30) days’ prior written notice to Developer if Developer or its Affiliate is in default under the Management Agreement beyond any period of cure and, as a result, Owner has terminated the Management Agreement and the Members or Partners of Owner vote to terminate this Agreement.  Such termination shall be effective thirty (30) days after receipt by Developer of said notice.  In the event of a termination under this Section 13.2, Owner shall nevertheless pay Developer for all fees accrued and unpaid prior to the effective date of the termination and for all out-of-pocket costs incurred by Developer prior to such effective date and not previously advanced or reimbursed by Owner.  If construction on Project has commenced when Owner terminates this Agreement under this Section 13.2, then upon the request of Owner, Developer shall continue the Development Services and other duties hereunder with regard to Project pursuant to this Agreement and such termination shall be effective only upon the final completion of Project and satisfaction in full of Owner’s payment obligations for Project.

13.3                        Termination Without Cause.  This Agreement may be terminated by Owner or by Developer without cause at any time upon giving thirty (30) days’ prior written notice to the other party, including, without limitation, upon (a) the sale by Owner of all of its right, title and interest in and to the entire Project (including any sale by assignment, foreclosure, deed in lieu of foreclosure, foreclosure or sale of all of the ownership interests in Owner, or otherwise); (b) the sale by Owner of all of its right, title and interest in and to a portion of Project; or (c) the sale by Owner of the Shopping Center.  Such termination shall be effective thirty (30) days after receipt of said notice of termination.

13.4                        Default of Developer.  Upon the occurrence of any Event of Default by Developer, Owner shall have the right to terminate this Agreement, in addition to all other rights and remedies available at law or in equity, by giving thirty (30) days’ prior written notice of termination to Developer together with a written explanation of the reason for the termination.  Such termination shall be effective thirty (30) days after receipt of said notice of termination.  Any one or more of the following events that remains uncured beyond any applicable period of cure shall constitute an “Event of Default” by Developer under this Agreement:

(a)                                 If Developer fails to observe, perform or comply with any material term, covenant, agreement or condition of this Agreement to be observed, performed or complied with by Developer hereunder, and such failure continues uncured for thirty (30) calendar days after the giving of written notice thereof by Owner to Developer specifying the nature of such failure, unless such failure can be cured but is not susceptible of being cured within such thirty (30) calendar-day period, in which event such failure shall not constitute an Event of Default if Developer commences curative action within such thirty (30) calendar-day period and thereafter prosecutes such action to completion with all due diligence and dispatch and completes such cure within a reasonable time after the giving of such notice;

(b)                                 If Developer makes a general assignment for the benefit of creditors;

(c)                                  If any petition is filed against Developer in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, dissolution, liquidation, composition, extension, arrangement or insolvency proceeding, and such proceeding is not dismissed within sixty (60) calendar days after the institution of the same or if any such petition is filed by Developer;

(d)                                 If, in any proceeding, a receiver, trustee or liquidator is appointed for all or a substantial portion of the property and assets of Developer and such receiver, trustee or liquidator is not discharged within sixty (60) calendar days after such appointment; or

(e)                                  If Developer intentionally fails or willfully refuses to perform any of its duties or obligations hereunder, or if Developer misappropriates any funds of Owner in the possession or control of Developer, or if Developer commits willful misconduct, gross negligence or an act of fraud against Owner.

13.5                        Default of Owner.  Upon the occurrence of any Event of Default by Owner, Developer shall have the right to terminate this Agreement, in addition to all other rights and remedies available at law or in equity, by giving thirty (30) days’ prior written notice of termination to Owner together with a written explanation of the reason for the termination.  Such termination shall be effective thirty (30) days after receipt of said notice of termination.  Any one or more of the following events that remains uncured beyond any applicable period of cure shall constitute an “Event of Default” by Owner under this Agreement:

(a)                                 If Owner fails to observe, perform or comply with any material term, covenant, agreement or condition of this Agreement to be observed, performed or complied with by Owner hereunder, and such failure continues uncured for thirty (30) calendar days after the giving of written notice thereof by Developer to Owner specifying the nature of such failure, unless such failure can be cured but is not susceptible of being cured within such thirty (30) calendar-day period, in which event such failure shall not constitute an Event of Default if Owner commences curative action within such thirty (30) calendar-day period and thereafter prosecutes such action to completion with all due diligence and dispatch and completes such cure within a reasonable time after the giving of such notice;

(b)                                 If Owner makes a general assignment for the benefit of creditors;

(c)                                  If any petition is filed against Owner in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, dissolution, liquidation, composition, extension, arrangement or insolvency proceeding, and such proceeding is not dismissed within sixty (60) calendar days;

(d)                                 If, in any proceeding, a receiver, trustee or liquidator is appointed for all or a substantial portion of the property and assets of Owner and such receiver, trustee or liquidator is not discharged within sixty (60) calendar days after such appointment; or

(e)                                  If Owner intentionally fails or willfully refuses to perform any of its duties or obligations hereunder, or if Owner misappropriates any funds of Developer in the possession or control of Owner, or if Owner commits willful misconduct, gross negligence or an act of fraud against Developer.

13.6                        Obligation for Fees and Expenses Upon Termination.

(a)                                 Upon any termination of this Agreement for any reason (including a termination by Owner pursuant to Sections 13.2, 13.3 or 13.4  of this Agreement or a termination by Developer pursuant to Sections 13.3 or 13.5 of this Agreement), Owner shall pay to Developer all amounts due to Developer as of the date of termination pursuant to the terms of this Agreement (including, without limitation, any accrued but unpaid installments of the Development Fee and other fees due to Developer by Owner, and all out-of-pocket costs incurred prior to the effective date of the termination).  Upon the payment of all such amounts payable under this Section 13.6 and, except as otherwise expressly provided herein, Owner and Developer shall have no further rights, duties, liabilities or obligations whatsoever under this Agreement (unless such termination is effective only as to a portion of Project).

(b)                                 Intentionally omitted.

(c)                                  In the event Owner terminates this Agreement without cause pursuant to Section 13.3 of this Agreement or Developer terminates this Agreement because of an Event of Default of Owner, in addition to and without limitation of the fees and expenses due by Owner to Developer under the foregoing provisions of this Section 13.6, Owner shall pay to Developer the following:

(i)                                     If this Agreement is so terminated during the Pre-Development Phase, Owner shall additionally pay any unpaid installments of the Pre-Development Fee, including any installments not yet due and payable up to the maximum amount of the Pre-Development Fee set forth on the fee schedule; and

(ii)                                  In the event this Agreement is so terminated following the date Owner commits to completion of Project and implementation of the Development Fee, Owner shall additionally pay any unpaid installments of the Development Fee for Project not yet due and payable, but to be paid based on the aggregate amount of the Development Costs set forth in the Development Budget.

13.7                        Delivery of Records.  Upon termination, all records, documents and books of account relating to Project and all construction items in Developer’s possession (including, without limitation, plans and specifications, warranties and guaranties) shall be delivered by Developer to Owner without any charge or expense to Owner.

13.8                        Termination and Fee Survival.  Notwithstanding the termination of this Agreement, Owner’s duty to pay the fees as set forth in this Article 13 shall remain in effect as to events occurring or accruing prior to, subsequent to, or simultaneous to the date of termination, but shall not continue beyond a date which is five (5) years following the effective date of the termination hereof.  In addition, all fees to be paid by Owner upon termination of this Agreement shall be paid within thirty (30) calendar days following the effective date of the termination, unless another payment date is stated herein.

ARTICLE 14
MISCELLANEOUS

14.1                        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

14.2                        Entire Agreement.  This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the within subject matter.  There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

14.3                        Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement, or the application thereof to any Person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

14.4                        No Partnership; Competition.  Owner shall not and does not by this Agreement in any way or for any purpose become a partner of Developer in the conduct of its business, or otherwise, or a joint venturer of or a member of a joint enterprise with Developer, but rather Developer is and shall, for all purposes of this Agreement and the development of Project, be deemed an “independent contractor” of Owner.  It is expressly understood and agreed by the parties hereto that either party may engage in any other business or investment, including the ownership of, or investment in, real estate and the development, operation, leasing and management of office, retail and residential apartment units and buildings and that the other party hereto shall have no rights in and to any such business or investment or the income or profit derived therefrom.

14.5                        Notices.  Any notice which a party is required or may desire to give the other party under this Agreement shall be in writing and may be delivered personally, by prepaid United States certified mail, return receipt requested, or by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice).  Any such notice shall be addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

If to Developer:                                                          [•]
[•]
Attention:  [•]

With a copy to:                                                            [•]
[•]
Attention:  [•]

If to Owner:                                                                              [•]
[•]
Attention:  [•]

With a copy to:                                                            [•]
[•]
Attention:  [•]

Notices shall be effective (a) three (3) days after deposit in the U.S. mail if delivered by certified mail; (b) on the next business day if sent by overnight delivery service; or (c) on the date of delivery if delivered personally or sent by facsimile as provided herein.

14.6                        Transfer by Developer.

(a)                                 Except as expressly provided herein, Developer shall not delegate (except to its agents, employees and Affiliates) or assign (whether directly or indirectly or by operation of law or otherwise) or attempt to delegate or assign its rights or obligations under this Agreement and any such act without Owner’s prior consent shall be void.

(b)                                 Notwithstanding the foregoing provision of this Section 14.6, Developer shall have the right at any time and from time to time, on prior written notice to Owner, to assign this Agreement and Developer’s rights and obligations hereunder, to an Affiliate of Developer.  In the event of a permitted assignment pursuant to this Section 14.6(b), Developer shall be relieved of its obligations under this Agreement that accrue from and after the date of such assignment.

14.7                        Transfer by Owner.  Owner shall have the right to assign this Agreement and its rights and obligations hereunder to any Affiliate of Owner or any other Person to whom Owner sells, conveys, ground leases, mortgages or otherwise transfers the Shopping Center.  Upon such assignment, Owner shall be relieved of its obligations under this Agreement that accrue from and after the date of such assignment, provided that the assignee shall assume the obligations of Owner under this Agreement and agree to perform and be bound by all of the terms and provisions hereof, effective from and after the date of such assignment and until released pursuant to the provisions of this Agreement and an executed copy of such assumption agreement shall be delivered to Developer.

14.8                        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

14.9                        Amendment.  This Agreement may not be amended, altered or modified except by an instrument in writing and signed by the parties hereto.

14.10                 Construction.  The parties agree that they have both participated equally in the negotiation and preparation of this Agreement and no court construing this Agreement or the rights of the parties hereunder shall be prejudiced toward either party by reason of the rule of construction that a document is to be construed more strictly against the party or parties who prepared the same.

14.11                 Conflicts.  In the case of any conflict between the terms of this Agreement and the terms of the Exhibits hereto, the terms set forth in the Exhibits shall control.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Owner and Developer have executed this Agreement effective as of the date first written above.

OWNER:

By:

By:
Name:
Title:

DEVELOPER:

By:

By:
Name:
Title: